AMERICAN FINANCIAL GROUP, INC. AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS COMPENSATION PLAN This Amended and Restated Non-Employee Directors Compensation Plan (“Plan”) of American Financial Group, Inc. (the “Company”) amends and restates the Non-Employee Directors’ Compensation Plan. The purpose of the Plan is to attract and retain experienced, talented individuals to serve as non-employee directors on the Board of Directors (“Board”). The Plan provides the terms of cash compensation for non-employee directors, the only participants in the Plan. The Board, or a duly authorized committee thereof, will review director compensation on an annual basis. Directors who are not employees of the Company or of a Company subsidiary are paid an annual retainer and additional amounts for service as Chair of a Board committee and Lead Independent Director, along with amounts for service as a member of the Audit Committee or another Committee, as the Board determines from time to time (collectively, the “Retainers”). The Retainers are paid in cash in amounts established, from time to time, by the Board. The Retainers in effect as of the date of this Plan are set forth on Schedule 1. This Plan does not provide for the annual equity component of non-employee Director compensation, which is awarded under the terms of the Company’s Amended and Restated 2015 Stock Incentive Plan. 1. PAYMENT OF CASH COMPENSATION TO NON-EMPLOYEE DIRECTORS. The Retainers shall be paid by the Company in cash, quarterly in arrears, as soon as practicable following the end of each calendar quarter. The amount of any Retainer may be changed by the Board from time to time without shareholder approval. 2. NO RIGHT TO CONTINUANCE AS A DIRECTOR. The Company’s establishment of the Plan shall not be deemed to create any obligation on the part of the Board of Directors to nominate any non-employee director for reelection by the Company’s shareholders or to be evidence of any agreement or understanding, express or implied, that the non-employee director has a right to continue as a director for any period of time or at any particular rate of compensation. 3. EFFECTIVE DATE AND EXPIRATION OF PLAN. This Plan shall be effective as of the date the Plan is approved by the Board (the “Effective Date”). Unless earlier terminated by the Board of Directors pursuant to Section 5, the Plan shall terminate on the tenth anniversary of the Effective Date. 4. PAYMENT IN EVENT OF DEATH. If a non-employee director dies, any portion of his or her compensation pursuant to the Plan then unpaid shall be paid to the beneficiaries of the director named in the most recent beneficiary designation filed with the Secretary of the Company. In the absence of such a designation, such compensation shall be paid to, or as directed by, the director’s personal representative, in one or more installments as the non-employee director may have elected in writing.

- 2 - 5. AMENDMENT, SUSPENSION AND TERMINATION OF PLAN. The Board of Directors may suspend or terminate the Plan or any portion of it at any time, and may amend it from time to time in such respects as the Board may deem advisable in order that any awards hereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company. 6. EXPENSES. The Company will reimburse directors for ordinary, necessary and reasonable out-of- pocket travel expenses to cover in-person attendance at and participation in meetings, in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

- 3 - SCHEDULE 1 (Effective as of July 1, 2025) Annual Board Retainer $145,000 Annual Lead Independent Director Retainer $30,000 Annual Audit Committee Chair Retainer $20,000 Annual Non-Chair Audit Committee Member Retainer $15,000 Annual Compensation Committee Chair Retainer $5,000 Annual Corporate Governance Committee Chair Retainer $5,000 Attendance Fee per Day for Offsite Meetings $2,000 115165.2